Exhibit 99.1

MOHEGAN GAMING & ENTERTAINMENT ANNOUNCES THIRD QUARTER FISCAL 2018 OPERATING RESULTS

Uncasville, Connecticut, August 8, 2018 – Mohegan Gaming & Entertainment (“MGE”), a developer and operator of premier global gaming and entertainment properties, including Mohegan Sun in Uncasville, Connecticut, announced today operating results for its third fiscal quarter ended June 30, 2018.

“Overall fiscal third quarter results were generally in line with prior year performance, driven by effective operational cost containment initiatives leading to an impressive margin performance at Mohegan Sun in Connecticut. These initiatives, along with revenue enhancement measures, reflect the initial phases of a prolonged strategy to combat anticipated incremental competition in the New England gaming market. The quarter also marked considerable progress in our non-gaming development strategy. On May 31, we opened our $80 million, 155,200 square-foot Mohegan Sun Exposition and Convention Center by hosting a world-renowned auto auction with great success. Combined with our preexisting facilities, Mohegan Sun now offers over 275,000 square-feet of meeting, incentive, convention, and exhibition (MICE) facilities, the largest in the region. We believe the Expo Center, along with several other planned enhancements, will continue to position Mohegan Sun as the premier gaming and entertainment destination in the Northeast for years to come,” said Mario Kontomerkos, Chief Executive Officer of MGE. “Finally, we continue to make progress on several development efforts in North America, South Korea, and broader Asia, in order to diversify and strengthen our revenue sources and credit profile, and to ensure the continued long-term success of MGE.”

Selected consolidated operating results for the third quarter ended June 30, 2018 and prior year period (unaudited):

•	Net revenues of $344.9 million vs. $350.2 million in the prior year period, a 1.5% decrease;

•	Gaming revenues of $295.4 million vs. $294.0 million in the prior year period, a 0.5% increase;

•	Gross slot revenues of $203.6 million vs. $205.5 million in the prior year period, a 0.9% decrease;

•	Table game revenues of $91.6 million vs. $88.2 million in the prior year period, a 3.8% increase;

•	Non-gaming revenues of $74.1 million vs. $82.6 million in the prior year period, a 10.2% decrease;

•	Total operating expenses of $281.0 million vs. $280.2 million in the prior year period, a 0.3% increase; and

•	Adjusted EBITDA, a non-GAAP measure described below, of $88.2 million vs. $89.3 million in the prior year period, a 1.2% decrease.

Consolidated net revenues declined modestly during the quarter, primarily driven by a reduction in non-gaming revenues and continued increases in promotional activity in the Mohegan Sun Pocono gaming market. In particular, consolidated retail, entertainment, and other revenues declined by $6.6 million, or 15.6%, the product of a weaker entertainment calendar at Mohegan Sun, including fewer headliner shows during the period. Consolidated gaming revenues were generally in-line with prior year results as a return to higher table hold rates at Mohegan Sun partially offset lower gaming revenues at Mohegan Sun Pocono. Total operating expenses were similar to prior year results, as cost reduction programs were partially offset by increased costs associated with development and revenue diversification initiatives. Overall, collective revenue declines and increases in slot taxes assessed by the Commonwealth of Pennsylvania were the primary drivers of year-over-year declines in Adjusted EBITDA.

Mohegan Sun

Operating results (in thousands, unaudited):

	For the Three Months Ended
	June 30,	June 30,		Percentage
	2018	2017	Variance	Variance
Net revenues	$270,434	$271,578	$(1,144)	(0.4%)
Income from operations	$61,778	$62,630	$(852)	(1.4%)
Adjusted EBITDA	$81,782	$78,809	$2,973	3.8%

Slots:
Handle	$1,854,613	$1,868,130	$(13,517)	(0.7%)
Gross revenues	$152,478	$152,813	$(335)	(0.2%)
Net revenues	$146,185	$146,135	$50	0.0%
Free promotional slot plays	$14,730	$15,710	$(980)	(6.2%)
Weighted average number of machines (in units)	4,739	4,946	(207)	(4.2%)
Hold percentage (gross)	8.2%	8.2%	0.0%	0.0%
Win per unit per day (gross) (in dollars)	$354	$340	$14	4.1%

Table games:
Drop	$471,939	$485,434	$(13,495)	(2.8%)
Revenues	$83,078	$78,967	$4,111	5.2%
Weighted average number of games (in units)	274	275	(1)	(0.4%)
Hold percentage	17.6%	16.3%	1.3%	8.0%
Win per unit per day (in dollars)	$3,331	$3,155	$176	5.6%

Hotel:
Revenues	$14,396	$15,601	$(1,205)	(7.7%)
Rooms occupied	137	137	—	0.0%
Occupancy rate	96.0%	96.5%	(0.5%)	(0.5%)
Average daily room rate (in dollars)	$102	$111	$(9)	(8.1%)
Revenue per available room (in dollars)	$98	$107	$(9)	(8.4%)

Net revenues declined modestly during the quarter, primarily driven by a reduction in non-gaming revenues. These results primarily reflected lower entertainment revenues driven, in part, by a weaker overall entertainment calendar featuring fewer headliner shows. Non-gaming revenue declines were partially offset by increased table game revenues, which benefited from higher year-over-year hold percentages despite some softness in gaming volumes. Gaming volumes were impacted by a handful of items including a softer entertainment calendar and pockets of softness in table volumes, not overly attributable to any specific competitive pressure or event. Overall, Mohegan Sun experienced an increase in Adjusted EBITDA primarily due to higher gaming revenues, and lower direct entertainment costs commensurate with the reductions in entertainment revenues. Adjusted EBITDA margin increased considerably to 30.2% for the quarter ended June 30, 2018, from 29.0% in the third quarter of fiscal 2017.

Mohegan Sun Pocono

Operating results (in thousands, unaudited):

	For the Three Months Ended
	June 30,	June 30,		Percentage
	2018	2017	Variance	Variance
Net revenues	$68,290	$71,031	$(2,741)	(3.9%)
Income from operations	$10,216	$12,276	$(2,060)	(16.8%)
Adjusted EBITDA	$13,983	$15,411	$(1,428)	(9.3%)

Slots:
Handle	$620,810	$667,264	$(46,454)	(7.0%)
Gross revenues	$51,154	$52,669	$(1,515)	(2.9%)
Net revenues	$51,154	$52,762	$(1,608)	(3.0%)
Free promotional slot plays	$11,452	$13,140	$(1,688)	(12.8%)
Weighted average number of machines (in units)	2,324	2,326	(2)	(0.1%)
Hold percentage (gross)	8.2%	7.9%	0.3%	3.8%
Win per unit per day (gross) (in dollars)	$242	$249	$(7)	(2.8%)

Table games:
Drop	$46,488	$53,026	$(6,538)	(12.3%)
Revenues	$8,496	$9,274	$(778)	(8.4%)
Weighted average number of games (in units)	73	73	—	—
Hold percentage	18.3%	17.5%	0.8%	4.6%
Win per unit per day (in dollars)	$1,275	$1,396	$(121)	(8.7%)

Hotel:
Revenues	$1,315	$1,295	$20	1.5%
Rooms occupied	18	20	(2)	(10.0%)
Occupancy rate	83.0%	92.9%	(9.9%)	(10.7%)
Average daily room rate (in dollars)	$65	$62	$3	4.8%
Revenue per available room (in dollars)	$55	$57	$(2)	(3.5%)

Net revenues declined by $2.7 million, or 3.9%. Overall revenues were impacted by lower gaming revenues, which reflect our efforts to manage profitable guest trips and continued aggressive promotional activity from a regional competitor. Overall, the decline in Adjusted EBITDA primarily resulted from lower revenues as explained above and from higher slot taxes driven, in part, by a 1% increase in slot taxes assessed by the Commonwealth of Pennsylvania which went into effect on January 1, 2018. These results were partially offset by a reduction in gaming costs and expenses, including lower payroll costs and certain casino marketing and promotional expenses, as well as lower costs related to Momentum Dollar redemptions at Mohegan Sun Pocono-owned outlets. Importantly, adjusting for the incremental 1% slot tax as discussed above and a one-time $1.3 million tax credit in the prior year period, overall MSP Adjusted EBITDA would have been approximately flat. Adjusted EBITDA margin declined to 20.5% for the quarter ended June 30, 2018, from 21.7% in the third quarter of fiscal 2017.

Corporate

Operating results (in thousands, unaudited):

	For the Three Months Ended
	June 30,	June 30,		Percentage
	2018	2017	Variance	Variance
Net revenues	$6,239	$7,606	$(1,367)	(18.0%)
Loss from operations	$(8,090)	$(4,942)	$(3,148)	63.7%
Adjusted EBITDA	$(7,525)	$(4,902)	$(2,623)	(53.5%)

Adjusted EBITDA for the quarter ended June 30, 2018, reflects increased development costs associated with our various diversification initiatives, largely driven by Project Inspire and overall development efforts in Asia and North America. The decrease in net revenues was primarily driven by results at ilani Casino Resort, where lower development fee revenues were partially offset by higher management fees earned.

MGE Property Information

	Net Revenues		Income (Loss) from Operations		Adjusted EBITDA
(in thousands)	For the Three Months Ended		For the Three Months Ended		For the Three Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017	2018	2017
Mohegan Sun	$270,434	$271,578	$61,778	$62,630	$81,782	$78,809
Mohegan Sun Pocono	68,290	71,031	10,216	12,276	13,983	15,411
Corporate	6,239	7,606	(8,090)	(4,942)	(7,525)	(4,902)
Inter-segment revenues	(60)	(60)	—	—	—	—

Total	$344,903	$350,155	$63,904	$69,964	$88,240	$89,318

	Net Revenues		Income (Loss) from Operations		Adjusted EBITDA
	For the Nine Months Ended		For the Nine Months Ended		For the Nine Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017	2018	2017
Mohegan Sun	$793,725	$795,775	$175,950	$178,464	$233,062	$225,971
Mohegan Sun Pocono	200,224	207,752	26,763	29,877	37,230	39,027
Corporate	14,635	14,624	(27,737)	(29,533)	(26,213)	(21,331)
Inter-segment revenues	(180)	(180)	—	—	—	—

Total	$1,008,404	$1,017,971	$174,976	$178,808	$244,079	$243,667

Other Information

Liquidity

As of June 30, 2018, MGE held cash and cash equivalents of $201.1 million, compared to $89.0 million as of September 30, 2017. As of June 30, 2018, $84.0 million was drawn on MGE’s $250.0 million revolving credit facility, while no amounts were drawn on MGE’s $25.0 million line of credit. As of June 30, 2018, letters of credit issued under the revolving credit facility totaled $2.3 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the revolving credit facility, MGE had approximately $163.7 million of borrowing capacity under its revolving credit facility and line of credit as of June 30, 2018.

Interest Expense

Interest expense increased by $5.4 million, or 19.6%, to $33.1 million for the quarter ended June 30, 2018 compared to $27.7 million in the third quarter of fiscal 2017 as a result of an increase in our weighted average interest rate and weighted average outstanding debt. Weighted average interest rate was 7.1% for the quarter ended June 30, 2018 compared to 6.4% in the third quarter of fiscal 2017, mainly due to a rise in market variable interest rates. During the quarter, MGE incurred additional indebtedness to fund future investments in Project Inspire of $110 million, resulting in an increase to our outstanding debt. As a result, weighted average outstanding debt was $1.88 billion for the quarter ended June 30, 2018, compared to $1.74 billion in the third quarter of fiscal 2017.

Capital Expenditures

The following table presents data related to capital expenditures (in millions):

	Capital Expenditures
	Nine Months Ended	Remaining Forecasted	Forecasted
(in millions)	June 30, 2018	Fiscal Year 2018	Fiscal Year 2018

Mohegan Sun:
Maintenance	$22.4	$10.9	$33.3
Development	8.3	0.2	8.5
Expansion - Earth Expo & Convention Center	52.0	0.8	52.8

Subtotal	82.7	11.9	94.6
Mohegan Sun Pocono:
Maintenance	6.2	1.7	7.9

Subtotal	6.2	1.7	7.9
Corporate:
Maintenance	—	0.5	0.5
Other - Project Inspire	15.7	16.0	31.7

Subtotal	15.7	16.5	32.2

Total	$104.6	$30.1	$134.7

Distributions to the Mohegan Tribe

Distributions by MGE to the Mohegan Tribe totaled $15.0 million for each of the quarters ended June 30, 2018 and 2017. Distributions by MGE to the Mohegan Tribe are anticipated to total $60.0 million for fiscal 2018.

Conference Call

MGE will host a conference call and simultaneous webcast regarding its third quarter of fiscal 2018 operating results on Wednesday, August 8, 2018 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(508) 637-5458 (International)

Conference ID: 8281109

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on MGE’s website at www.mohegangaming.com, under the “Financial Information/Financial Updates” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, August 8, 2018. This replay will run through August 21, 2018.

The access number for a taped replay of the conference call is as follows:

(855) 859-2056

(404) 537-3406 (International)

Conference ID: 8281109

A transcript will be available on MGE’s website for a period of 90 days following the conference call.

About MGE

MGE owns and operates Mohegan Sun, a gaming and entertainment complex located on an approximately 196-acre site on the Mohegan Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., MGE also owns and operates Mohegan Sun Pocono, a gaming and entertainment facility located on an approximately 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

MGE has expanded its business to several new markets across the country and internationally, including the management of Resorts Casino Hotel in Atlantic City, New Jersey, the development and management of ilani Casino Resort in Clark County, Washington, and the development and management of Project Inspire, a first-of-its-kind, multi-billion dollar integrated resort and casino project to be built at Incheon International Airport in South Korea.

More information about MGE and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mohegangaming.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of MGE. Information concerning potential factors that could affect MGE’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as well as in MGE’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. MGE does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. MGE cannot assure that projected results or events will be achieved or will occur.

MOHEGAN GAMING & ENTERTAINMENT

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues:
Gaming	$295,417	$293,955	$871,158	$872,766
Food and beverage	22,386	23,009	65,376	67,796
Hotel	15,711	16,896	45,575	46,518
Retail, entertainment and other	36,038	42,675	98,775	106,648

Gross revenues	369,552	376,535	1,080,884	1,093,728
Less - Promotional allowances	(24,649)	(26,380)	(72,480)	(75,757)

Net revenues	344,903	350,155	1,008,404	1,017,971

Operating costs and expenses:
Gaming	164,108	165,072	490,224	494,654
Food and beverage	10,552	10,654	30,921	31,224
Hotel	6,945	7,686	20,597	20,860
Retail, entertainment and other	12,530	15,457	33,736	42,426
Advertising, general and administrative	49,093	49,760	149,065	150,349
Corporate	13,008	12,455	39,251	43,903
Depreciation and amortization	20,664	19,055	60,699	55,357
Other, net	4,099	52	8,935	390

Total operating costs and expenses	280,999	280,191	833,428	839,163

Income from operations	63,904	69,964	174,976	178,808

Other income (expense):
Interest expense, net of capitalized interest	(33,106)	(27,690)	(92,248)	(86,319)
Loss on modification and early extinguishment of debt	—	(1,094)	—	(74,890)
Other income, net	4,017	2,496	9,196	5,232

Total other expense	(29,089)	(26,288)	(83,052)	(155,977)

Net income	34,815	43,676	91,924	22,831
Loss attributable to non-controlling interests	193	104	901	797

Net income attributable to Mohegan Gaming & Entertainment	$35,008	$43,780	$92,825	$23,628

MOHEGAN GAMING & ENTERTAINMENT

ADJUSTED EBITDA RECONCILIATIONS

Reconciliations of Net Income to Adjusted EBITDA:

Reconciliations of net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or US GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net income	$34,815	$43,676	$91,924	$22,831
Other income, net	(4,017)	(2,496)	(9,196)	(5,232)
Loss on modification and early extinguishment of debt	—	1,094	—	74,890
Interest expense, net of capitalized interest	33,106	27,690	92,248	86,319

Income from operations	63,904	69,964	174,976	178,808

Adjusted EBITDA attributable to non-controlling interests	(427)	247	(531)	1,543
Other, net	4,099	52	8,935	7,959
Depreciation and amortization	20,664	19,055	60,699	55,357

Adjusted EBITDA	$88,240	$89,318	$244,079	$243,667

Reconciliations of Income from Operations to Adjusted EBITDA:

Reconciliations of income from operations, a financial measure determined in accordance with US GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended June 30, 2018
				Adjusted EBITDA
	Income (Loss)	Depreciation		Attributable to
	from	and		Non-Controlling	Adjusted
	Operations	Amortization	Other, net	Interests	EBITDA
Mohegan Sun	$61,778	$17,163	$2,572	$269	$81,782
Mohegan Sun Pocono	10,216	3,463	304	—	13,983
Corporate	(8,090)	38	1,223	(696)	(7,525)

Total	$63,904	$20,664	$4,099	$(427)	$88,240

	For the Three Months Ended June 30, 2017
				Adjusted EBITDA
	Income (Loss)	Depreciation		Attributable to
	from	and		Non-Controlling	Adjusted
	Operations	Amortization	Other, net	Interests	EBITDA
Mohegan Sun	$62,630	$15,883	$56	$240	$78,809
Mohegan Sun Pocono	12,276	3,139	(4)	—	15,411
Corporate	(4,942)	33	—	7	(4,902)

Total	$69,964	$19,055	$52	$247	$89,318

	For the Nine Months Ended June 30, 2018
				Adjusted EBITDA
	Income (Loss)	Depreciation		Attributable to
	from	and		Non-Controlling	Adjusted
	Operations	Amortization	Other, net	Interests	EBITDA
Mohegan Sun	$175,950	$50,431	$5,795	$886	$233,062
Mohegan Sun Pocono	26,763	10,154	313	—	37,230
Corporate	(27,737)	114	2,827	(1,417)	(26,213)

Total	$174,976	$60,699	$8,935	$(531)	$244,079

	For the Nine Months Ended June 30, 2017
				Adjusted EBITDA
	Income (Loss)	Depreciation		Attributable to
	from	and		Non-Controlling	Adjusted
	Operations	Amortization	Other, net	Interests	EBITDA
Mohegan Sun	$178,464	$46,129	$394	$984	$225,971
Mohegan Sun Pocono	29,877	9,154	(4)	—	39,027
Corporate	(29,533)	74	7,569	559	(21,331)

Total	$178,808	$55,357	$7,959	$1,543	$243,667

Adjusted EBITDA Explanation:

Net income before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. MGE historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents net income before interest, depreciation and amortization, share-based compensation, gain or loss on disposition of assets, workforce reduction severance, pre-opening costs and expenses, impairment charges, accretion of discounts, loss on modification and early extinguishment of debt, gain or loss from unconsolidated affiliates, other non-operating income and expense and Adjusted EBITDA attributable to non-controlling interests.

Adjusted EBITDA provides an additional way to evaluate MGE’s operations and, when viewed with both MGE’s GAAP results and the reconciliations provided, MGE believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) MGE believes it enhances an overall understanding of MGE’s past and current financial performance; (2) MGE believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of MGE’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) MGE uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of MGE’s performance) or cash flows provided by operating activities (as an indicator of MGE’s liquidity), nor should it be considered as an indicator of MGE’s overall financial performance. MGE’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain items from net income, such as interest and depreciation and amortization. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of MGE’s results. MGE compensates for these limitations by providing relevant disclosures of items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. MGE strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Contact:

Christopher Jones

VP Corporate Finance

Mohegan Gaming & Entertainment

(860) 862-8000